UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 25, 2011

XL GROUP
Public Limited Company
(Exact name of registrant as specified in its charter)

Ireland	1-10804	98-0665416
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

No. 1 Hatch Street Upper, 4th Floor, Dublin, Ireland		2
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +353 (1) 405-2033

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 25, 2011, XL Group plc, an Irish public limited company (the “Company”), together with its wholly-owned subsidiaries XL Group Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“XLG”), X.L. America, Inc., a Delaware corporation (“XLA”), XL Insurance (Bermuda) Ltd, a Bermuda limited liability company (“XLIB”), XL Re Ltd, a Bermuda limited liability company (“XLRe”), XL Insurance Company Limited, a limited company domiciled in the United Kingdom (“XLICL”), XL Insurance Switzerland Ltd, a company limited by shares organized under the laws of Switzerland (“XLIS”), XL Re Europe, an Irish limited liability company (“XLRe Europe”), and XL Life Ltd, a Bermuda company (“XLL” and, together with the Company, XLG, XLA, XLIB, XL Re, XLICL, XLIS and XLRe Europe, the “Account Parties”), entered into a secured Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, The Bank of New York Mellon, as collateral agent (the “Collateral Agent”), and the lenders party thereto.

The Credit Agreement provides for issuance of letters of credit up to $1,000,000,000, with the option to increase the size of the facility by an additional $500,000,000. Concurrent with the effectiveness of the Credit Agreement, the commitments of the lenders under the existing five-year credit agreement dated June 21, 2007 by and between XLG, XLA, XLIB and XL Re, as account parties, JP Morgan Chase Bank, N.A., as administrative agent and the lenders party thereto (the “Five-Year Agreement”) was reduced by $1,000,000,000. Interest and fees payable under the Credit Agreement are determined pursuant to the terms set forth therein. The commitments under the Credit Agreement will expire on, and the credit facility will be available on a continuous basis during the period commencing on March 25, 2011 and ending on, the earlier of (i) March 25, 2014 and (ii) the date of termination in whole of the commitments upon an optional termination or reduction of the commitments by the Account Parties or upon an event of default. The obligations of each of the Account Parties are secured by a perfected security interest in cash and certain designated securities that are pledged to the Collateral Agent by each Account Party pursuant to Pledge Agreement (the “Pledge Agreement”) and a collateral account control agreement. Each of the Company, XLG, XLA, XLIB, XLRe and XLL guarantees the obligations of the other Account Parties under the Credit Agreement. The Credit Agreement contains financial covenants that require the Company to maintain a minimum consolidated net worth and a maximum ratio of total consolidated debt to the sum of total consolidated debt plus consolidated net worth, and that require each of XLIB, XLRe and XLRe Europe to maintain a financial strength rating of no less than “A-” from A.M. Best & Co. In addition, the Credit Agreement contains other customary affirmative and negative covenants for credit facilities of this type as well as certain customary events of default.

Concurrent with the execution and delivery of the Credit Agreement, the Five-Year Agreement was amended (the “Five-Year Agreement Amendment”) to (i) permit the security interest as set forth in the Credit Agreement and (ii) permit the Company to be an Account Party and guarantor under the Credit Agreement.

The foregoing descriptions of the Credit Agreement, the Five-Year Agreement Amendment and the Pledge Agreement are qualified in their entirety by reference to the Credit Agreement, the Five-Year Agreement Amendment and the Pledge Agreement, which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.

Certain of the Lenders party to the Credit Agreement and the Five-Year Agreement Amendment and their respective affiliates have, from time to time, performed various investment or commercial banking and financial advisory services for the Account Parties and their affiliates in the ordinary course of business.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K concerning the Credit Agreement is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

10.1

Credit Agreement, dated as of March 25, 2011, between XL Group plc, XL Group Ltd., X.L. America, Inc., XL Insurance (Bermuda) Ltd, XL Re Ltd, XL Re Europe Limited, XL Insurance Company Limited, XL Insurance Switzerland Ltd and XL Life Ltd, as Account Parties, XL Group plc, XL Group Ltd., X.L. America, Inc., XL Insurance (Bermuda) Ltd, XL Re Ltd and XL Life Ltd, as Guarantors, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and The Bank of New York Mellon, as Collateral Agent.

10.2

Amendment, dated as of March 25, 2011, to the Credit Agreement dated as of June 21, 2007 between XL Group Ltd. (formerly XL Capital Ltd), X.L. America, Inc., XL Insurance (Bermuda) Ltd and XL Re Ltd, as Account Parties and Guarantors, JPMorgan Chase Bank, N.A., as Administrative Agent and the Lenders party thereto.

10.3

Pledge Agreement, dated as of March 25, 2011, between XL Group plc, XL Group Ltd., X.L. America, Inc., Insurance (Bermuda) Ltd, XL Re Ltd, XL Re Europe Limited, XL Insurance Company Limited, XL Insurance Switzerland Ltd and XL Life Ltd, as Pledgors, JPMorgan Chase Bank, N.A., as Administrative Agent, and The Bank of New York Mellon, as Collateral Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2011

XL Group plc

By:	/s/ Irene M. Esteves
Name: Irene M. Esteves
Title: Chief Financial Officer